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                     November 2, 2022

       Eric Carre
       Executive Vice President, Chief Financial Officer
       Halliburton Company
       3000 North Sam Houston Parkway East
       Houston, TX 77032

                                                        Re: Halliburton Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 4,
2022
                                                            File No. 001-03492

       Dear Eric Carre:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation